                                                               EXHIBIT 99 (k)(3)


THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE TRUSTEES OF NAB EXCHANGEABLE PREFERRED TRUST THAT SUCH REGISTRATION IS NOT REQUIRED.



NO.________                                               PRINCIPAL AMOUNT
                                                          US$________

                              CUZZANO (UK) COMPANY


                   ____% MANDATORILY REDEEMABLE DEBT SECURITY
                                    DUE 2047

         CUZZANO (UK) COMPANY, a special purpose company incorporated with unlimited liability under the laws of England and Wales and domiciled in the United Kingdom (the "Company," which term includes any successor corporation), for value received, hereby promises to pay or deliver to the bearer (the "Holder") of this Mandatorily Redeemable Debt Security (this "Security") upon presentation and surrender of this Security to the Company or its agent at an office or agency maintained for such purpose in the Borough of Manhattan, The City of New York, the Mandatory Redemption Amount (as defined herein) and to pay interest to the Holder upon presentation of this Security to the Company or its agent at such office or agency or at an office or agency maintained for such
purpose in Luxembourg on the principal amount of US Dollars (US$       ) (the
"Principal Amount") at a rate of _____% per annum quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 1998 (each such date, an "Interest Payment Date"), from September __, 1998 (the "Issue Date") until the Interest Payment Date immediately preceding the Mandatory Redemption Date (as defined herein). The interest payable on each Interest Payment Date shall be the unpaid interest accrued (i) in the case of the first Interest Payment Date, from and including the Issue Date to but excluding such first Interest Payment Date and (ii) in the case of each subsequent Interest Payment Date, from and including the immediately preceding Interest Payment Date to but excluding such subsequent Interest Payment Date. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months. Notwithstanding anything herein to the contrary, (a) other than in connection with an Exchange Event that is the redemption, mandatory repurchase ("Buy-Back") or reduction of capital followed by redemption ("Capital Reduction") of the NAB Preference Shares for cash, no interest shall accrue or be payable for the period from and including the Interest Payment Date immediately preceding the Mandatory Redemption Date or in respect of any Interest Payment Date that occurs on the Mandatory Redemption Date, (b) in no event shall the Holder have any right at law or equity to enforce payment of, or to take any legal action or other proceeding to recover or collect, the interest payable on any Interest Payment Date prior to the tenth Business Day after such Interest Payment Date, (c) the payment and delivery to the Holder by the Company of the Mandatory Redemption Amount (in the case of a Qualifying Exchange Event (as defined herein)) or the Subject Jersey Preference Shares and, if applicable, the Interest Portion (if any) (each as defined below), as applicable, as provided herein shall constitute full satisfaction of all of the Company's obligations under this Security and (d) from and after such payment and delivery, the Holder shall have no further claims of any kind against the Company in respect of this Security, including any claim for interest previously due but not then paid.

         All payments of cash hereunder shall be payable in any coin or currency of the United States of America that at the time of payment is legal tender for the payment of public and private debts. All payments of principal and/or interest in respect of this Security shall be made subject to deduction of any United Kingdom tax required to be withheld at source and the Company shall not be required to pay any additional amount in respect of withholding; provided however, that the Company may at its sole option pay such additional amount as additional interest hereon. Except as used in relation to the term "Business Day," all references herein to times or dates shall be to such times and dates in The City of New York.

         If any Interest Payment Date is not a Business Day, then the interest payable on such date need not be paid on such date but instead may be paid on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay). A "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in Melbourne, Australia, New York, New York or the NAB Borrower's Principal Place of Business, are authorized or obligated by law or executive order to close.

         1. Mandatory Redemption. Upon, or, if the Exchange Event is the redemption, Buy-Back or Capital Reduction of the NAB Preference Shares for cash, immediately prior to, the occurrence of an Exchange Event, this Security shall be redeemed on the Exchange Date (the "Mandatory Redemption Date"), automatically and without any action on the part of the Company, the Holder or any other person, in whole and not in part, at a redemption price equal to the Principal Amount of this Security plus, if the Exchange Event is the redemption, Buy-Back or Capital Reduction of the NAB Preference Shares for cash, the accrued interest hereon at the interest rate set forth above from and including the Interest Payment Date immediately preceding the Mandatory Redemption Date to but excluding such Mandatory Redemption Date (such interest being the "Interest Portion" and such redemption price including the Interest Portion being the "Mandatory Redemption Amount"). If the Exchange Event is the redemption, Buy-Back or Capital Reduction of the NAB Preference Shares for cash and the Dollar Value on the Mandatory Redemption Date is equal to or less than the Dollar Value on each date on which NAB Preference Shares are originally issued (a "Qualifying Exchange Event"), the Company shall pay the Holder in immediately available funds the Mandatory Redemption Amount against presentation and surrender of this Security to the Company or an agent of the Company appointed by the Company for such purpose on or after the Mandatory Redemption Date. In the case of any Exchange Event other than a Qualifying Exchange Event, upon presentation and surrender of this Security to the Company or an agent of the Company appointed by the Company for such purpose, on or after the Mandatory Redemption Date, (i) the Company will pay the Interest Portion, if any, in immediately available funds to the Holder, (ii) the Mandatory

Redemption Amount (exclusive of the Interest Portion, if any) will be applied, automatically and without any action on the part of the Company, the Holder or any other person, to purchase from the Company on behalf of the Holder Jersey Preference Shares with an aggregate stated liquidation value equal to the Principal Amount of this Security (the "Subject Jersey Preference Shares"), and
(iii) the Company will deliver the Subject Jersey Preference Shares to the Holder free and clear of any lien or other encumbrance other than those created by the Jersey Preference Shares Security and Pledge Agreement. The Holder, by its purchase of this Security, acknowledges and irrevocably and unconditionally waives any right it might have, in the case of any Exchange Event other than a Qualifying Exchange Event, to receive such Mandatory Redemption Amount (exclusive of the Interest Portion thereof, if any) in cash prior to such application pursuant to the preceding sentence and agrees that delivery of the Subject Jersey Preference Shares pursuant to the preceding sentence shall fully and unconditionally discharge the obligation of the Company to pay the Mandatory Redemption Amount (exclusive of the Interest Portion thereof, if any) in cash or otherwise.

         On and after the Mandatory Redemption Date, (i) the Principal Amount of this Security shall cease to be payable, (ii) the interest hereon shall cease to accrue and be payable, and (iii) this Security shall thereafter represent only the right to receive the Mandatory Redemption Amount (in the case of a Qualifying Exchange Event) or, in any other case, the Subject Jersey Preference Shares and, if applicable, the Interest Portion (if any).

         In the event that the Mandatory Redemption Date occurs on a day that is not a Business Day, then payment of the Mandatory Redemption Amount (in the case of a Qualifying Exchange Event) or, in any other case, the Subject Jersey Preference Shares and, if applicable, the Interest Portion (if any) may be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay).

         2. Notice and Redemption Procedures. Notice of the redemption hereof and all other notices to the Holder will be valid if published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort). Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made. The Holder will be deemed for all purposes to have notice of the contents of any notice given to the Holder in accordance with the terms hereof.

         3. Ranking. The indebtedness evidenced by this Security shall be unsubordinated senior indebtedness of the Company.

         4. Amendments and Waivers. Modifications and amendments of the terms of this Security may be made with the consent of the holders of not less than a majority of the TrUEPrS; provided, however, that, no such modification or amendment may, without the consent of 100% of the holders of the TrUEPrs, modify, amend or otherwise affect the amount or timing of interest payments on this Security, the Principal Amount, the amount, form or timing of the consideration payable upon the redemption of this Security (including, without limitation, the rights and obligations of the Holder to receive the Subject Jersey Preference Shares) or otherwise adversely affect in any material respect the rights of the holders of TrUEPrs or cause an Exchange Event to occur. Modifications and amendments may be made without the consent of any holder of the TrUEPrS to cure any ambiguity, defect or inconsistency in this Security; provided that, such action will not adversely affect in any material respect the rights of the holders of the TrUEPrS or cause an Exchange Event to occur. The failure of the Holder at any time to exercise any right hereunder shall not constitute a waiver of the Holder's right to exercise any right at any other time.

         5. Prescription. Claims to payment of principal and interest will become void unless presentation of this Security is made within a period of two years from the date on which such payment first became due.

         6. Undertakings of the Company. The Company hereby undertakes that for so long as any obligations of the Company remain under this Security, it will not (i) sell or otherwise transfer the ordinary shares or nominal shares, if any, of the Jersey Subsidiary owned by it to any person (other than pursuant to, and in accordance with the terms of, the Jersey Ordinary Share Purchase Agreement) or (ii) commence a proceeding for an order for the winding up of the Jersey Subsidiary or for the appointment of a provisional liquidator, liquidator, administrator, controller or similar official in respect of the Jersey Subsidiary or all or substantially all of its property and it will (x) use its best efforts to prevent the issuance of any other order for the winding up of the Jersey Subsidiary or for any other appointment of a provisional liquidator, liquidator, administrator, controller or similar official in respect of the Jersey Subsidiary or all or substantially all of its property and (y) exercise its voting rights to ensure that:

         (a) the Jersey Subsidiary will not change its Memorandum and Articles of Association (unless such change has been consented to by the record holders of more than 50% of the TrUEPrS or, in the opinion of competent legal counsel selected by the Trust, such change would not have a material adverse impact on the rights of the holders of the TrUEPrS and, in either case, will not cause an Exchange Event to occur);

         (b) the Jersey Subsidiary will not change its business purpose (as specified in its Memorandum and Articles of Association); and

         (c) the Jersey Subsidiary will not commence a proceeding for an order for the winding up of the Jersey Subsidiary or for the appointment of a provisional liquidator, liquidator, administrator, controller or similar official in respect of the Jersey Subsidiary or all or substantially all of its property, and (ii) the Jersey Subsidiary will use its best efforts to prevent the issuance of any other order for the winding up of the Jersey Subsidiary or for any appointment of a provisional liquidator, liquidator, administrator, controller or similar official in respect of the Jersey Subsidiary or all or substantially all of its property.

         7. Miscellaneous. This Security and all obligations of the Company hereunder shall be binding upon the Company and its successors and assigns, and shall, together with the rights and remedies of the Holder hereunder, inure to the benefit of the Holder and their successors and assigns.

         This Security will not be subject to any sinking fund.

         This Security shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to the conflicts of law provisions thereof.

         No provision of this Security shall alter or impair the obligation of the Company, which is absolute and unconditional, (i) in the case of a Qualifying Exchange Event, to pay the Mandatory Redemption Amount or (ii) in the case of any Exchange Event other than a Qualifying Exchange Event, to pay the Interest Portion (if any) payable, and to deliver the Subject Jersey Preference Shares, upon redemption of this Security, as applicable.

         Any undefined term in this Security shall have the meaning ascribed to it in Schedule A attached hereto.

         This Security is transferable by delivery. This Security may be exchanged for like securities of similar tenor in denominations of US$1,000,000 and integral multiples of $100,000 in excess thereof upon presentation to the Company or an agent of the Company appointed by the Company for such purpose and payment of any governmental or other charges due in connection with such exchange.

         The Company shall treat the Holder as the legal and beneficial owner of this Security for all purposes. Payments made by or on behalf of the Company to the Holder in respect of the interest due and payable hereon, the principal hereof and all other amounts due hereunder in accordance with the terms hereof shall fully discharge the Company's obligations with respect thereto under this Security.

         The Company hereby further irrevocably agrees with the Holder that the Company's obligations contained herein may be enforced against the Company by judicial proceedings instituted in any state or federal court in the Borough of Manhattan, The City of New York, New York. Subject only to the further provisions of this Security, the Company hereby submits to the non-exclusive jurisdiction of such courts for any such proceedings to the full extent permitted by law solely in respect of the interpretation and enforcement of the provisions hereof. For the purposes of this paragraph, the Company hereby appoints CT Corporation System, as its agent to accept legal process in any proceedings, which appointment shall be irrevocable, except that the Company may revoke such appointment by simultaneously appointing another agent in the County and State of New York pursuant to the same conditions, and will cause such new agent to accept in writing such appointment and will deliver an executed copy of such acceptance to the Holder.

                  IN WITNESS WHEREOF, the Company has caused this instrument to be executed.


                                       CUZZANO (UK) COMPANY



                                    By:
                                       -------------------------------
                                       Name:
                                       Title:

Attest:



By:
   -------------------------------
Name:
Title:

                                   SCHEDULE A

         "ADSs" means the American Depositary Shares each of which represents four NAB Preference Shares.

         "Collateral Agent" means The Bank of New York or its successor as permitted under the Jersey Preference Shares Security and Pledge Agreement or appointed pursuant to Section 2.05(a) of the Trust Agreement.

         "Debt Securities" means the __% Mandatorily Redeemable Debt Securities due 2047 issued by the Company.

         "Distribution Loan" means the loan made by the Distribution Trust to the USLLC, which will mature on December 31, 2052.

         "Distribution Trust" means the business trust established under the laws of the State of Delaware pursuant to a distribution trust agreement among the depositor, the distribution trustees, the U.K. Company and the administrators named therein.

         "Dollar Value" means, on any date of determination, the value, for purposes of calculating United Kingdom tax on capital gains, of one U.S. dollar or the equivalent thereof in any successor legal currency of the United States in terms of British pounds or the equivalent thereof in any successor or legal currency of the United Kingdom (expressed as (pound)/US$).

         "Exchange Date" is the date specified as such with respect to any particular Exchange Event in the definition thereof.

         "Exchange Event" means the earliest to occur of any of the following dates or events, which shall constitute an "Exchange Event" as of the "Exchange Date" specified below:

         (i) December 31, 2047 or the date of any earlier redemption, mandatory purchase ("Buy-Back") or reduction of capital followed by redemption ("Capital Reduction") of the NAB Preference Shares for cash, in which case the Exchange Date will be the earlier of such dates;

         (ii) any date selected by NAB in its absolute discretion, in which case the Exchange Date will be such date;

         (iii) the failure of the Trust to receive for any reason on or within three Business Days after an Interest Payment Date the interest then due on the Debt Securities in full without deduction or withholding for any taxes, duties or other charges, in which case the Exchange Date will be the fourth Business Day following such Interest Payment Date;

         (iv) any date on which the Total Capital Adequacy Ratio or the Tier 1 Capital Ratio of NAB (either as reported quarterly by NAB to the Regulatory Authority or as determined at any time by the Regulatory Authority in its absolute discretion) is below 8% or 4%, respectively (or, in each case, such lesser percentage (the

                                    Sch. A-1

                  "Required Percentage"), as may be prescribed by the Regulatory Authority for NAB at the time), and such ratio is not increased by NAB to at least 8% or 4%, respectively (or such Required Percentage), within 90 days after the date on which NAB makes such quarterly report or receives notice from the Regulatory Authority of such determination by the Regulatory Authority, in which case the Exchange Date will be the Business Day immediately following the expiration of such 90-day period;

         (v) any change in (A) the legal ownership of the securities (other than the Debt Securities) issued by, (B) any provision of the constituent documents of (unless such change has been consented to by the record holders of more than 50% of the TrUEPrS or, in the opinion of competent legal counsel selected by the Trust, such change would not have a material adverse effect on the rights of the holders of the TrUEPrS), or (C) the business purpose (or, solely with respect to the Jersey Charitable Trust, the powers of the trustees thereof) (as specified in the constituent documents) of, any of the Company, the Jersey Holding Company, the Jersey Charitable Trust or the Jersey Subsidiary, in which case the Exchange Date will be the date on which the change occurs;

         (vi) any change in the business purpose of the Distribution Trust (as specified in the constituent documents thereof), in which case the Exchange Date will be the date on which any such change occurs;

         (vii) the common securities of the Distribution Trust cease to be wholly-owned, directly or indirectly, by NAB or a direct or indirect wholly-owned subsidiary or branch of NAB, in which case the Exchange Date will be the date the common securities of the Distribution Trust cease to be so wholly-owned;

         (viii) the USLLC ceases to be a direct or indirect wholly-owned subsidiary or branch of NAB, in which case the Exchange Date will be the date on which the USLLC ceases to be so wholly-owned;

         (ix) any NAB Borrower ceases to be NAB or a direct or indirect wholly-owned subsidiary or branch of NAB, in which case the Exchange Date will be the date on which such NAB Borrower ceases to be NAB or a wholly-owned subsidiary or branch of NAB;

         (ix) (A) a proceeding is commenced by NAB, the Company, the Jersey Holding Company, the Jersey Charitable Trust, the Jersey Subsidiary, the USLLC, the Distribution Trust or any NAB Borrower (each, a "Relevant Entity") or a person that controls the Relevant Entity for an order that such Relevant Entity be dissolved, wound up or liquidated or for the appointment of a provisional liquidator, liquidator, administrator, controller or similar official in respect of the Relevant Entity or all or substantially all of its property, in which case the Exchange Date will be the date on which the proceeding is filed; (B) a proceeding is commenced by any other person for an order that a Relevant Entity be wound up or for the appointment of a provisional liquidator, liquidator, administrator, controller or similar official in respect of a Relevant Entity or all or substantially all of its property (unless such proceeding is discontinued or dismissed within 21 days of its having been filed), in which case the Exchange Date will be the Business Day immediately following the expiration of such 21-day period; (C) a provisional liquidator, liquidator, administrator, controller or similar official is appointed whether by a court or otherwise in respect of any Relevant Entity or all or substantially all of its property (unless any such appointment is revoked or set aside within 21 days of such appointment), in which case the Exchange Date will be the Business Day immediately following the expiration of such 21-day period; or (D) the Trust dissolves in accordance with the terms of the Declaration of Trust or for any other reason, in which case the Exchange Date will be the Business Day immediately preceding the effective date of such dissolution; and

         (x) the Collateral Agent fails, at any time, to have a valid first, perfected and enforceable security interest in, and lien on, the Jersey Preference Shares and the ADSs representing the NAB Preference Shares, and any redemption proceeds from any of the foregoing, and such failure is not remedied on or before ten Business Days after written notice of such failure is given to the Company or the Jersey Subsidiary, as the case may be, by the Collateral Agent as contemplated by the Security and Pledge Agreements, in which case the Exchange Date will be the Business Day immediately following the expiration of such ten-Business Day period.

Notwithstanding the foregoing, (i) the USLLC or the NAB Borrower may, with the consent of the Distribution Trust or the USLLC, respectively, assign any or all portion of the Distribution Loan or its NAB Loan, respectively, and (ii) the Distribution Trust or the USLLC may replace all or any portion of the Distribution Loan or any NAB Loan, respectively, with another loan, in each case under (i) and (ii), to NAB or to one or more directly or indirectly, wholly-owned subsidiaries or branches of NAB, in which case NAB or such other subsidiary or branch will take the place of the USLLC or such NAB Borrower, as applicable, and such loan will be deemed to be the Distribution Loan or such NAB Loan, as applicable, and each action will not constitute an Exchange Event.

         "Jersey Charitable Trust" means Cuzzano Charitable Trust, a charitable trust established under the laws of, and domiciled in, Jersey, the Channel Islands.

         "Jersey Holding Company" means Cuzzano (Holdings) Limited, an exempt company established under the laws of, and domiciled in, Jersey, the Channel Islands.

         "Jersey Preference Shares" means the fully paid, non-dividend paying preference shares, liquidation preference US$25 per share, issued by the Jersey Subsidiary.

         "Jersey Preference Shares Security and Pledge Agreement" means the Jersey Preference Shares Security and Pledge Agreement dated as of the first Issue Date among the Trust, the Company and the Collateral Agent, securing the obligations of the Company under the Debt Securities, as amended pursuant to the terms thereof.

         "Jersey Subsidiary" means Cuzzano (Investments) Limited, a company incorporated with limited liability under the laws of, and domiciled in, Jersey, the Channel Islands.

         "NAB" means National Australia Bank Limited (A.C.N. 004 044 937), a corporation organized under the laws of the State of Victoria, Commonwealth of Australia, or any surviving entity or subsequent surviving entity of NAB.

         "NAB Affiliate" means National Australia Group Europe Limited, a wholly-owned subsidiary of the Company.

         "NAB Borrower" means each direct or indirect wholly-owned subsidiary or branch of NAB and/or NAB, in each case to whom a NAB Loan has been made or assigned.

         "NAB Borrower's Principal Place of Business" means the city in which the principal place of business of any NAB Borrower outside of Australia is located at the relevant time (which initially shall be Wellington, New Zealand).

         "NAB Loan" means any loan made by the USLLC to a NAB Borrower, each of which will mature on December 31, 2052 unless extended by the parties thereto.

         "NAB Loan Agreement" means, collectively, each loan agreement governing each NAB Loan.

         "NAB Preference Shares" means the fully paid preference shares, liquidation preference US$12.50 per share, issued by NAB, and any other securities issued in exchange or substitution for, or as a distribution on or otherwise in respect of, such shares whether by or as a result of a recapitalization, split, combination, reclassification or scheme of arrangement or otherwise.

         "Paying Agent" means The Bank of New York or its successor as permitted under Section 6.6 of the Paying Agent Agreement or appointed pursuant to Section 2.05(a) of the Trust Agreement.

         "Paying Agent Agreement" means the Paying Agent Agreement dated as of the first Issue Date between the Paying Agent and the Trust and any substitute agreement therefor entered into pursuant to Section 2.05(a) of the Trust Agreement.

         "Regulatory Authority" means the Australian Prudential Authority or any other authority responsible for prudential supervision or regulation of banks in Australia, as applicable.

         "Security and Pledge Agreements" means, collectively, (i) the ADRs Security and Pledge Agreement dated as of the first Issue Date among the Trust, the Company, the Jersey Subsidiary and the Collateral Agent, securing the respective obligations of the Company under this agreement and the Jersey Subsidiary under the Jersey Preference Shares and the ADS Purchase Contract, as amended pursuant to the terms thereof, and the Jersey Preference Shares Security and Pledge Agreement.

         "Tier 1 capital" means capital which is regarded as "tier 1 capital" for the purposes of the capital adequacy guidelines of the Regulatory Authority.

         "Tier 1 Capital Ratio" means the ratio of Tier 1 capital to risk weighted assets (on a consolidated group basis) prescribed by the Regulatory Authority in its capital adequacy guidelines for Australian banks, as modified from time to time.

         "Total Capital Adequacy Ratio" means the total capital adequacy ratio as prescribed by the Regulatory Authority in its capital adequacy guidelines for Australian banks, as modified from time to time.

         "TrUEPrS" means Trust Units Exchangeable for Preference Shares, each representing a Holder's proportionate share of an undivided beneficial interest in the assets of the Trust and right to receive a pro rata portion of any distribution upon the occurrence of an Exchange Event or the payment of any non-cumulative dividends on the TrUEPrS.

         "Trust" means NAB Exchangeable Preferred Trust, a business trust created under the law of the State of Delaware and governed by the Trust Agreement.

         "Trust Agreement" means an Amended and Restated Trust Agreement, dated as of September 10, 1998, by and among ML IBK Positions, Inc., as sponsor, the Trustees named therein, the depositor named therein and the Holders from time to time, constituting the Trust.

         "USLLC" means initially, a Delaware limited liability company that is a wholly-owned subsidiary of NAB; after the Issue Date, the USLLC may be NAB or another wholly-owned subsidiary or branch of NAB.